 Exhibit 99.2

Auxilio Fourth Quarter and Full Year 2016 Earnings Call Script
Operator:   Thank you for joining Auxilio Inc.'s Fourth Quarter and Full Year 2016 conference call to discuss the results. This call is being broadcast live online. A webcast replay will be available at the company's website for 15 days. I will now turn the call over to Mike Cole from MZ Group – Auxilio's investor relations firm.

Mike Cole: Thank you, operator. Good afternoon and welcome everyone to Auxilio's Fourth Quarter and Full Year 2016 earnings call. Joining us today from the company are Mr. JD Abouchar, Chairman Mr. Joe Flynn, President and Chief Executive Officer and Mr. Paul Anthony, Chief Financial Officer.
Before we begin the formal presentation, I'd like to remind everyone that some statements made on the call and webcast, including those regarding future financial results and industry prospects, among others are forward-looking, and may be subject to a number of risks and uncertainties that could cause actual results to differ materially than those described in the conference call.  Certain of these risks and uncertainties are or will be described in greater detail in the Company's SEC filings. Auxilio is under no obligation and expressly disclaims any such obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise.
At this time, I would now like to turn the call over to Mr. Joe Flynn. Joe, the floor is yours…….

Joe Flynn:
Hello, and thank you all for joining the call today.  This period has been one of the most transformational times in the company's history, and it was great to end 2016 on such a strong note. Less than a year ago we shared ambitious goals; to list our shares on a major exchange, to significantly expand our healthcare IT security business, to obtain sell side analyst coverage along with a host of operational objectives we identified - all with the goal of maximizing shareholder value.  We had a great plan and our team delivered above and beyond expectations – and it is great to see the stock price starting to reflect that hard work.
We will continue the trend of investing in our future in 2017 as we seek new ways to leverage our existing presence within major healthcare systems, offering customers secure cutting edge document and data management services.  The security threats that healthcare institutions face continue to evolve, and we are increasingly seeing demand from customers for what we refer to as "data in the right form" – meaning the way patient health information is obtained, transferred and stored is all done efficiently and in an optimal manner from a security perspective.  These protective measures are no longer being layered on after the fact, they are being intertwined at the onset – and this is obviously a trend we are excited about.

There are a number of large document solutions contracts in our sights and I cannot emphasize enough how much the expansion of our security services capabilities via the acquisition of CynergisTek has improved our ability to compete for this new business.  Being able to bundle best of breed security services on top of our expertise in driving costs and inefficiencies out of the document and patient information logistical chain has proven invaluable.  This was a key factor in the recently announced multi-million dollar contract win, and there are other prospects entering the pipeline with similar needs.  Most of our competition traditionally comes from major device manufacturers and they simply do not view themselves as a complete end to end service provider inclusive of a security component – it is just not the nature of their business.  As it stands today, we are the only name in the space that can wrap security services around all the places patient health information or PHI resides, including printed, stored and digital documents – and that is increasingly becoming a significant competitive advantage.
One operational objective laid out early last year, was to identify and invest in ways that could reduce the volatility of margins during the implementation phase with new document management customers.  As many long-term shareholders know, taking on a large new client could historically cause as much as a 5-6% decline in the overall gross margin for the first quarter or two.  As we began exploring potential options to mitigate this impact, we were able to identify new ways in which we could utilize technology to reduce labor costs while also improving the caliber of services provided to our customers.  While we will still experience a certain degree of margin pressure during this phase, it should be far less pronounced going forward.  Over the last several years, our resources were dedicated to establishing market share and developing entrenched relationships with our customers.  While we are still operating in that regard, we now also have the bandwidth to go back and invest in driving costs out of our own process - and that will remain an ongoing objective through the balance of the year.
The early initiatives associated with the acquisition of CynergisTek remain on track. The greatest potential advantage of this combination is the cross-selling opportunity which we are extremely excited about – especially given the demand we are seeing from new customers for bundled services.  This will continue to be a major priority now that we have worked through the integration of our sales and marketing teams.  These things do not happen overnight and we have to be realistic about the timeline to success, but it is undoubtedly a major opportunity.  The recent KLAS award, naming CynergisTek "Best in KLAS for Cyber Security Advisory Services" is also helping drive new business into the pipeline while further strengthening the brand.  We will be investing heavily in building out additional bandwidth at CynergisTek, and see continued strong demand for security on both a stand-alone and bundled basis.

All things equal we continue to expect great things ahead - and 2017 will see further investment in our future.  As is typical in the healthcare industry, both document solutions and cybersecurity offerings experience seasonality, with the first quarter on the lower end, then business ramps throughout the year with the fourth quarter typically being the strongest.  This has traditionally been the case and we expect 2017 to be the same.  Some of the new contract wins in the document solutions business will be partially offset by the loss of customers up for renewal, a normal part of business as we mature and grow our footprint in the market. In addition, while we have taken steps to improve profitability with new customers in our document solutions business, margin pressure for that segment in general continues.  The impact of this on the financials will be countered to a degree by the strong profitability in IT security services - and this is exactly why we have been leveraging our brand and adding these types of higher margin revenue streams.  That being said, there is no doubt we remain very excited about the document solutions business as a whole, and as I mentioned before the ability to wrap security services around those offerings only enhances the opportunity for growth over time.
I will now go ahead and hand it over to Paul to review the financials for both the fourth quarter and full year.  Please go ahead, Paul?

Paul Anthony:
Thanks, Joe.  Before getting started, I want to remind everybody that I will be reviewing 2016 financials which will not reflect any impact from our acquisition of CynergisTek in January of 2017.
For the three months ended December 31, 2016, the Company reported revenues of $16.2 million, an increase of 1% when compared to $16.1 million reported in the prior year. The Company's services revenue decreased approximately $0.2 million in the fourth quarter of 2016 due to reductions in the cybersecurity professional services at Redspin. Equipment sales were $2 million in the fourth quarter of 2016 compared to $1.6 million the fourth quarter of 2015.
Cost of revenue for the three months ended December 31, 2016 and 2015 was $12.5 million compared to $12.6 million, a decrease of approximately 1%.

Operating expenses for the fourth quarter of 2016 were $2.4 million, flat from the same period a year ago. Sales and marketing expenses increased by 18% in the fourth quarter to $0.6 million due to expanded marketing activities and general and administrative expenses decreased 9% to $1.7 million.  The decrease in G&A was primarily attributed to a higher expense in the fourth quarter of 2015 due to severance related costs from a reorganization and integration of the security businesses that we purchased. The Company also incurred a $2.6 million impairment charge in the fourth quarter of 2016 related to its intangible assets and goodwill acquired with the Delphiis and Redspin acquisitions.  The Company reported an operating loss of $1.3 million in the three months ended December 31, 2016 compared to operating income of $1.0 million in the prior year, the decline largely being attributable to the $2.6 million impairment charge.
The Company recorded a $5.1 million tax benefit related to the removal of a previously recorded valuation allowance against our deferred tax assets from NOL carryforwards given the increased likelihood they will be utilized, compared to a $0.2 million income tax expense in the fourth quarter of 2015.
Inclusive of impairment charges and tax benefits, net income for the three months ended December 31, 2016, was $3.8 million, or $0.47 per basic share and $0.46 per diluted share, compared to net income of $1.5 million, or $0.18 per basic and diluted share in the same period of 2015.
Excluding $0.1 million in charges related to stock based compensation and $2.8 million in amortization and impairment of intangibles, we achieved adjusted income from operations of $1.5 million in the fourth quarter of 2016, or $0.18 per basic and diluted share, compared to adjusted income from operations, after excluding charges of $0.1 million in stock based compensation and amortization of intangibles, of $1.2 million, or $0.14 per basic and diluted share for the same period last year.
For the year ended December 31, 2016, the Company reported revenues of $60.2 million, a decrease of 2% compared to $61.3 million reported in 2015. The Company added approximately $3.2 million of services revenue with net new recurring service revenue contracts being partially offset by reductions from existing customers related to pricing, sales volumes, and non-renewing contracts. In addition, the Company experienced a decrease of $4.2 million in equipment revenue, compared to the same period in 2015.

Cost of revenue for the twelve months ended December 31, 2016 was $47.9 million, compared to $50.7 million for the same period in 2015. In 2016 we incurred approximately $200 thousand less in staffing costs, which includes contract labor and approximately $1.3 million in additional service and supply costs.  Equipment costs decreased by approximately $3.9 million in 2016, primarily as a result of the decrease in equipment revenues from the copier fleet refresh activities. Gross profit for fiscal 2016 was $12.3 million, or 20% of revenues, compared to $10.6 million or 17% of revenues, for the same period in 2015.  This improvement is a result of the maturing of our customer base and the fact margins typically improve as contracts age.
Operating expenses for fiscal 2016 were $12.3 million, an increase of 28% compared to fiscal 2015. When excluding the $2.6 million impairment charge, operating expenses were flat year over year.  Sales and marketing expenses decreased by 3.0% in 2016 and general and administrative expenses increased 2% to $6.9 million.  The Company reported operating income of $27 thousand in fiscal 2016 compared to operating income of $1.0 million in fiscal 2015, the decrease again being attributable to the $2.6 million impairment charge.
Net income for the twelve months ended December 31, 2016, was $5.0 million, or $0.61 per basic share and $0.60 per diluted share, compared to net income of $1.3 million, or $0.16 per basic and diluted share, in the same period of 2015. This increase is largely attributable to the $5.1 million tax benefit associated with the NOL carryforwards, which was partially offset by the $2.6 million impairment charge. Excluding $0.2 million in charges related to stock based compensation and $3.2 million in amortization and impairment of intangibles, we achieved adjusted income from operations of $3.4 million in fiscal 2016, or $0.42 and $0.41 per basic and diluted share respectively, compared to adjusted income from operations, after excluding charges of $0.4 million related to stock-based compensation and $0.5 million in amortization of intangibles, of $1.8 million, or $0.23 and $0.22 per basic and diluted share in 2015.
At December 31, 2016, the Company had $6.1 million of cash and cash equivalents and working capital of $5.8 million. Cash provided by operating activities for the twelve months ended December 31, 2016 was $0.4 million compared to $2.4 million during the same period in 2015, with the decline being attributable to the timing of AR collections.  The Company maintained a line of credit with a commercial bank for up to $2 million that has since been amended and increased to $5 million as part of the recent acquisition of CynergisTek.  The credit line currently has no outstanding balance.

That concludes my financial overview for the fourth quarter and full year results – and while it is a subsequent event to the Company's fiscal year ended December 31st 2016, I wanted to provide a brief recap on the acquisition of CynergisTek given we have a number of new investors on the call today.  Austin, TX based CynergisTek was acquired in January 2017 and is a leading provider of cybersecurity and regulatory compliance consulting services for the healthcare industry.  The company was acquired for initial consideration of approximately $26 million which included $14.2 million in cash, approximately 1.17 million shares of common stock and a sellers note of $9 million.  Additional earn-outs totaling $7.5 million may be paid over the next five years based on certain financial criteria being met. CynergisTek generated approximately $15 million in revenue and $4 million in EBITDA for 2016 and will expand our ability to meet growing demand from our healthcare customers for comprehensive IT security solutions.  As we continue to finalize CynergisTek's 2016 financials and convert them to GAAP accounting these numbers may continue to be adjusted.  Additional details on the transaction can be found in our regulatory filings, which I encourage you to review.
This concludes the financial portion, at this point I will hand it back to you, Joe.

Joe Flynn:
Thanks Paul. We grow more excited by the day about this transformative acquisition of CynergisTek- and I am certainly pleased with how quickly we were able to integrate the sales and marketing teams in order to immediately pursue cross selling opportunities.  We accomplished a great deal in the last year – but we view that as only the first chapter of our corporate evolution with a great deal of work ahead.  Thank you all for your continued support, and I will now open it up for Q&A.